THIRD AMENDMENT TO THE PARTICIPATION AGREEMENT

This THIRD AMENDMENT TO THE PARTICIPATION AGREEMENT dated as of October 1, 2008, by and among VANGUARD VARIABLE INSURANCE FUND, THE VANGUARD GROUP, INC., VANGUARD MARKETING CORPORATION and CUNA MUTUAL LIFE INSURANCE COMPANY.

WITNESSETH:

WHEREAS, the parties hereto have entered into a Participation Agreement dated as of October 1, 2002, as amended (the “Participation Agreement”), pursuant to which the Sponsor has agreed to make shares of certain Portfolios of the Fund available for purchase and redemption by certain Accounts of the Company in connection with the Company’s Variable Insurance Products; and

WHEREAS, the parties desire to modify the Participation Agreement in certain respects;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.          Defined Terms. Unless otherwise defined herein, capitalized terms in this Amendment shall have the meanings assigned in the Participation Agreement.

2.          Amendment of Participation Agreement. The Participation Agreement is hereby amended by replacing Schedules A and B of the Participation Agreement with Schedules A and B attached to this Third Amendment.

3.          Successor in Interest. The Participation Agreement is hereby amended to replace “CUNA Mutual Life Insurance Company” with “CUNA Mutual Insurance Society” throughout the Agreement, given that as of December 31, 2007, CUNA Mutual Life Insurance Company was merged with and into CUNA Mutual Insurance Society. CUNA Mutual Life Insurance Company hereby assigns all its right, title, interests, and obligations under this Agreement to CUNA Mutual Insurance Society which hereby accepts such assignment and assumes all of the obligations of CUNA Mutual Life Insurance Company arising under this Agreement.

4.          No Other Modifications. Except as specifically modified hereby, the Participation Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed on their behalf by their duly authorized officers as of the day and year first above written.

SCHEDULE A

SEPARATE ACCOUNTS AND ASSOCIATED CONTRACTS

Name of Separate Account
CUNA Mutual Group Variable Annuity Account

Contracts Funded by Separate Account
Large Case Group Annuity Product—CU Select Pension Saver

SCHEDULE B

PORTFOLIOS

The following Portfolios of the Vanguard Variable Insurance Funds shall be made available as investments underlying the Variable Insurance Products, subject to the limitations set forth in Section 2.12(c) hereof:

Total Bond Market Index Portfolio
Growth Portfolio
REIT Index Portfolio
Small Company Growth Portfolio
International Portfolio
Equity Index Portfolio
Mid-Cap Index Fund Portfolio